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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN CORPORATE BOND FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Corporate Bond Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes       Votes       Broker
Matter                                                    Votes For    Against     Abstain    Non-Votes
------                                                   ----------   ---------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization ..   78,753,925   2,561,311   5,245,927       0